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                                                                    Exhibit 14.1

                            VITA FOOD PRODUCTS, INC.

                                 CODE OF ETHICS

      INTRODUCTION.

      For the past several years, the activities of business organizations, both large and small, have been the subject of increased scrutiny and criticism by the public, the government, and the news media. For that reason, it is appropriate for Vita Food Products, Inc. and its subsidiaries (collectively "Vita Food Products, Inc." or "corporation") to restate its position on ethical conduct, based on the original precepts of the business and on policies formulated as the corporation has grown. Vita Food Products, Inc. has always endeavored to conduct its business in a manner conforming to the highest ethical and business standards. The corporation's reputation for unquestionable integrity is its most valuable asset in its relationships with its employees and agents (collectively "employee(s)"), its customers, its shareholders, and the communities in which its plants are located.

      The following statement of business principles has been prepared to guide the future conduct of Vita Food Products, Inc. 's activities in an ethical and legal manner. It is not intended to supply answers for every business activity, but rather, it is an effort to reiterate the continuing policies of Vita Food Products, Inc. on ethical issues and business behavior, which must be observed by all Vita Food Products, Inc. employees and representatives. It is essential and a condition of employment that all employees and representatives conform to these principles as they perform their activities in behalf of Vita Food Products, Inc.

      VITA FOOD PRODUCTS, INC. AND ITS EMPLOYEES.

      Employees are Vita Food Products, Inc.'s greatest asset, and it is the corporation's policy to treat them fairly in all matters. Vita Food Products, Inc. is engaged in a program of full compliance with all United States federal and state laws applicable to hiring and promoting


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people on the basis of demonstrated ability, experience, and training without regard to race, religion, sex, age, national origin, or other factors requiring affirmative action. Vita Food Products, Inc. requires continuous management attention at all corporate levels to assure compliance with the spirit and letter of this policy.

      With this in mind, it is the intent of Vita Food Products, Inc. to:

      A. Choose its employees on the basis of their ability to perform the work for which they are hired -- without regard to race, religion, sex, age, national origin, or other factors requiring affirmative action.

      B. Offer employees a safe, healthful, and clean environment in which to work.

      C. Pay employees fairly in relationship to their contributions to the Vita Food Products, Inc. efforts, within the boundaries of current standards, profitability, etc.

      Violence and threatening behavior are not permitted. Employees of Vita Food Products, Inc. should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

      VITA FOOD PRODUCTS, INC. AND THE CONDUCT AFFECTING ITS EMPLOYEES.

      In accordance with applicable laws and regulations, it is the policy of Vita Food Products, Inc. to provide equal employment opportunity to all employees and applicants for employment without regard to race, color, sex, age, religion, national origin, ancestry, marital status or handicap. It is the responsibility of all officers, managers and supervisors of the corporation to follow this policy and to ensure that such policy is followed. Vita Food Products, Inc. also will not tolerate any individual engaging in any act or any form of harassment of any other individual on the basis of that person's color, race, religion, national origin, handicap, sex or age. This prohibition covers verbal, as well as physical harassment. Included within this prohibition are unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature, where (a) there is an attempt made to make submission


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to such conduct a term or condition of an individual's employment; (b) the submission or rejection of such conduct is used as a basis for employment related decision; and (c) such conduct has the purpose or effect of substantially interfering with an individual's work performance or creating an intimidating, hostile, or offensive working environment.

      You are directed to report any suspected violations of this policy directly to the employee in charge of the Company's or its subsidiaries' Human Resources (or to the person designated on page 7 for reports of any violation of this Code of Ethics), so that immediate investigation and corrective action may be taken.

      VITA FOOD PRODUCTS, INC. AND THE COMMUNITY.

      Vita Food Products, Inc. shall conduct its business in a manner that is socially and ethically responsible. In addition to manufacturing and selling products, it shall seek to reasonably protect the quality of the environment and endeavor to conserve energy and other valuable resources.

      Each of the Vita Food Products, Inc. facilities is expected to make every effort to be an integral part of the community in which it operates, and to participate in its activities as a concerned and responsible citizen. Like individual citizens, the corporation benefits from and supports such activities as health, welfare, character building, education, and culture. Vita Food Products, Inc. recognizes that employee participation in cultural, social, or volunteer organizations can be public service of a higher order, and all Vita Food Products, Inc. employees are encouraged to participate during their non-working hours in public matters of their individual choice.


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      VITA FOOD PRODUCTS, INC. AND ITS CUSTOMERS.

      Vita Food Products, Inc. shall endeavor to supply its customers with quality products, delivered on schedule and sold at a fair price. Vita Food Products, Inc.'s products will be manufactured to the corporation's high quality standards and will offer the customer all the technical skills of its employees and the expertise of Vita Food Products, Inc.'s technology and know-how.

      VITA FOOD PRODUCTS, INC. AND THE LAW.

      It is the policy of Vita Food Products, Inc. to comply fully with all valid laws and regulations that govern its operations in the various communities, states, and countries in which it operates and to conduct its affairs in keeping with the highest moral, legal, and ethical standards.

      There is an obligation, both corporate and individual on the part of the employees of Vita Food Products, Inc., to fulfill the intent of the above statement. It is not expected that every employee will have full knowledge of the laws affecting his or her responsibilities. However, Vita Food Products, Inc. does expect that every employee with significant responsibilities will have a general knowledge of prohibited activities involved in his or her work and will seek guidance on any matter on which there is a question, either directly through his or her supervisor or, if necessary, from the corporation's President, Steve Rubin.

      If requested, Vita Food Products, Inc. will hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

      Honesty is not subject to equivocation at any time, and even where the law may be permissive, Vita Food Products, Inc. chooses to follow the course of highest integrity. The reputation of Vita Food Products, Inc. for scrupulous dealing is a priceless asset, just as it is for individuals. It is the intent of these principles to maintain and develop this asset of Vita Food Products, Inc. in the future as in the past.


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      VITA FOOD PRODUCTS, INC. AND BUSINESS ETHICS.

      The law is a base, and ethical business conduct should normally exist at a level above the minimum required by law. In its relationships with customers, Vita Food Products, Inc. will be fair in all its endeavors. Gifts or bribes for the purpose of influencing the buying decisions of employees of customers or potential customers or to any person in a position to influence a buying decision are clearly improper and prohibited.

      In dealing with suppliers, an employee shall not solicit, accept, or countenance payment or gifts in the aggregate amount exceeding $100.00 in a calendar year, regardless of motive, from either a vendor or a potential vendor.

      In its relationships with its competitors, Vita Food Products, Inc. and its employees will fully understand and strictly adhere to the requirements of the antitrust laws. These laws, which, in the United States, include the Sherman Act, the Clayton Act, the Robinson-Patman Act, and the Federal Trade Commission Act, seek to advance and maintain the free enterprise system and take precedence over any business objective of Vita Food Products, Inc., notwithstanding any resulting increases in sales or profits. Such acts as price fixing, restrictive agreements, boycotts, tie-in arrangements exclusive of reciprocal dealings, monopolizing, price inducements, and discriminatory allowances are or may be illegal. All violations of the antitrust laws must be scrupulously avoided by all employees. Vita Food Products, Inc. will not condone any actions which an employee knew or should have known would violate the antitrust laws or any other valid law or regulation.

      In addition, Vita Food Products, Inc. seeks to outperform its competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Vita Food Products, Inc. shall make no financial contributions to a political party or to a candidate running for any elective office, except as


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permitted by applicable law. This applies to all political parties or candidates. Payments, regardless of amount, to any government employee, or gifts or services of substantial value or lavish entertainment, regardless of motive, are prohibited. Relationships with public employees shall be so conducted that neither the official's nor Vita Food Products, Inc.'s integrity would be comprised if the full details of the relationships became a matter of public knowledge.

      VITA FOOD PRODUCTS, INC. AND CONFLICT OF INTEREST.

      It has always been and continues to be Vita Food Products, Inc.'s intent that its employees maintain the highest standards of loyalty in their conduct of the corporation's affairs. In essence, Vita Food Products, Inc.'s employees shall deal with suppliers, customers, and other persons doing business or seeking to do business with the corporation in a manner that eliminates considerations of personal advantage.

      Because they hold positions of trust in Vita Food Products, Inc., a director, an officer, or any other employee may not make a profit from the corporation because of his or her official position. They are also clearly prohibited from engaging in a competing business.

      In addition to the legal responsibility of the directors and officers, it is the duty of every employee to act in the best interests of Vita Food Products, Inc. and to avoid situations which might produce a conflict between his or her own interests and those of Vita Food Products, Inc. An employee shall have no financial interest in any firm doing business with or seeking to do business with Vita Food Products, Inc., nor shall he or she accept employment outside the corporation or serve as a consultant or board member to another entity, which may result in competition or a conflict of interest with Vita Food Products, Inc.

      Employees, officers and directors of Vita Food Products, Inc. are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position. No employee may use corporate property, information, or position for improper personal gain.


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      VITA FOOD PRODUCTS, INC. AND INSIDER TRADING.

      Employees of Vita Food Products, Inc. who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the corporation's business. All non-public information about Vita Food Products, Inc. should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, Vita Food Products, Inc. has adopted a specific policy governing employees' trading in securities of the corporation. This policy has been distributed to every employee.

      VITA FOOD PRODUCTS, INC. AND RECORDKEEPING.

      All of Vita Food Products, Inc.'s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the corporation's transactions and must conform both to applicable legal requirements and to the corporation's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

      Business records and communications often become public, and employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the corporation's record retention policies.


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      VITA FOOD PRODUCTS, INC. AND CONFIDENTIALITY.

      Vita Food Products, Inc. employees must maintain the confidentiality of confidential information entrusted to them by the corporation or its customers, except when disclosure is required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to Vita Food Products, Inc. or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to the corporation. The obligation to preserve confidential information continues even after employment ends.

      VITA FOOD PRODUCTS, INC. AND PROTECTION AND PROPER USE OF ASSETS.

      All employees should endeavor to protect assets of the corporation and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the profitability of Vita Food Products, Inc. Any suspected incident of fraud or theft should be immediately reported for investigation. Vita Food Products, Inc.'s equipment should not be used for non-corporation business, though incidental personal use may be permitted.

      The obligation of employees to protect the assets of Vita Food Products, Inc. includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Vita Food Products, Inc. policy. It could also be illegal and result in civil or even criminal penalties.


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PROTECTION FOR WHISTLEBLOWERS.

      All officers, directors and employees of Vita Food Products, Inc. are required to report, or cause to be reported, information, and should assist in any investigation by any regulatory or law enforcement agency, elected officials or others responsible for such matters, concerning matters that the officer, director or employee reasonably believes could constitute:

      i. Wire fraud, mail fraud, bank fraud or securities fraud, or breach of any rule or regulation promulgated by the Securities and Exchange Commission ("SEC") or any federal rules relating to fraud against shareholders;

      ii. Questionable accounting, internal controls and auditing matters; and

      iii. Disclosures in SEC reports and other public disclosures that are not full, fair, accurate, timely and understandable.

      Reporting of questionable behavior is encouraged and will be protected.

      VIOLATIONS.

      A. Any violation or suspected violation of this Code of Ethics other than those covered under "Protection for Whistleblowers" above, is required to be reported to Stephen Rubin or Clifford Bolen, so that corrective measures may be promptly taken.

      B. REPORTS RELATING TO (I), (II) OR (III) UNDER "PROTECTION FOR WHISTLEBLOWERS" ABOVE SHOULD BE MADE TO:

      NEAL JANSEN, Member of the Audit Committee of the Company's Board of Directors

      Telephone No.:
      Fax No.:
      Email Address:

      Or

      PAUL LEDERER, Member of the Audit Committee of the Company's Board of Directors

      Telephone No.:
      Fax No.:
      Email Address:


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      Or

      JOHN SERAMUR, Member of the Audit Committee of the Company's Board of Directors

      Telephone and Fax No.:
      Telephone and Fax No.:
      Email Address:

or such other individuals who are designated from time to time by the Board of Directors of Vita Food Products, Inc.

      VITA FOOD PRODUCTS, INC. WILL NOT RETALIATE AGAINST AN OFFICER, DIRECTOR OR EMPLOYEE WHO REPORTS, CAUSES TO BE REPORTED, TESTIFIES, PARTICIPATES IN OR OTHERWISE ASSISTS IN A PROCEEDING REPORTED OR ABOUT TO BE REPORTED REGARDING ANY MATTER COVERED UNDER THIS CODE OF ETHICS.

      Vita Food Products, Inc. will maintain, if a reporting officer, director or employee so desires, the anonymity of the officer, director or employee and the confidentiality of the information that is reported, except to the extent, and only to the extent, necessary by law.


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